Exhibit 99.1

News
For Immediate Release
4 Landmark Square
Suite 400
Stamford, CT 06901

Telephone: 203-975-7110
Fax: 203-975-7902

Contact:
Robert B. Lewis
(203) 406-3160

SILGAN SETTLES WITH EUROPEAN COMMISSION
TO END INVESTIGATION SINCE 2015
OF ITS EUROPEAN METAL PACKAGING OPERATIONS

STAMFORD, CT, July 12, 2022 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of sustainable rigid packaging solutions for consumer goods products, announced today that it has concluded a settlement with the European Commission to end a long-running investigation of Silgan's metal packaging operations in Europe. This investigation was started in 2015 by the German antitrust authority and was transferred in 2018 to the European Commission only after the German antitrust authority determined it would be difficult for it to impose fines under German law. As part of the settlement, Silgan has agreed to pay a fine of €23,852,000 to put an end to the investigation, although Silgan does not fully concur with the facts and legal qualifications put forth by the European Commission. The European Commission has agreed to fully close its investigation and not proceed any further with respect to this matter.

From the over seven year old investigation, the European Commission has alleged that, over a three year period from March 2011 until March 2014, an individual employed by a German subsidiary of Silgan, who retired in 2017, exchanged historic annual overall unit volumes for the previous year for metal closures manufactured in Germany and supplied to certain customers in Germany with a competitor. The European Commission did not find any price fixing, customer allocations, market sharing or other

SILGAN HOLDINGS
July 12, 2022

collusion from such exchange of historic annual overall unit volumes or that such individual exchanged or shared pricing information, revenue information or any other customer specific information. Further, there was no finding of any actual impact or effect on the metal closures market in Germany or on any customers for metal closures in Germany or of any change in Silgan’s commercial strategy or market behavior from such exchange of historic annual overall unit volumes.

The European Commission has also alleged that the same individual, who retired in 2017, attended meetings of the metal packaging association in Germany from April 2013 until September 2014 during which there was allegedly general discussion relating to views on the possibility of imposing surcharges and shortening shelf-life warranties for metal closures and metal cans coated with then new BPA-NI coating systems that were to be manufactured in Germany and supplied to customers in Germany. No specific customers and no specific customer information were discussed. As with the first allegation, the European Commission did not allege any price fixing, customer allocation, market sharing or other collusion. In fact, pricing for BPA-NI metal closures and metal cans supplied to customers in Germany was negotiated independently by Silgan’s subsidiaries with its customers and, as acknowledged by the European Commission, shelf-life warranties were determined by test pack evaluations conducted independently by Silgan’s subsidiaries, without any regard to such general discussions. Additionally, there was no finding that such general discussions led to any change in Silgan’s commercial strategy or market behavior. Sales of BPA-NI metal closures and metal cans by Silgan's subsidiaries in Germany to its customers in Germany during the period covered by this allegation were de minimis, and therefore the European Commission used fictitious sales to determine a fine for this allegation.

The European Commission was clear that both allegations only involved products manufactured in Germany and supplied to customers in Germany. The European Commission did not find any evidence suggesting competition law infringements in any other countries in Europe.

“After 7 long years of working with and supporting this investigation, we felt it was in the best interests of Silgan to enter into this settlement to end the investigation. Silgan has cooperated with the European Commission throughout this investigation, and the time has come to stop incurring costs and expending valuable management time on this matter that dates back to 2015,” said Adam Greenlee, President and CEO. “Importantly, we are convinced that no customer incurred any damages or financial harm arising out of the European Commission’s allegations, as strongly supported by the fact that the European Commission found no evidence of price fixing, customer allocations, market sharing or collusion on the

SILGAN HOLDINGS
July 12, 2022

part of Silgan,” continued Mr. Greenlee. “Since our founding, one of Silgan’s core principles is that we hold ourselves to the highest standards of ethical behavior. We take any allegations of unethical or illegal acts seriously and respond with internal executive management led investigations while maintaining the utmost respect for our core principles. From these allegations, we have further enhanced our already strong compliance training programs, and the one individual involved in the allegations left Silgan in 2017. While we do not condone the actions alleged by the European Commission, it should be noted and stated strongly that no evidence was found to suggest that the information shared had any effect on sales, pricing or other terms with any customers,” concluded Mr. Greenlee.

As a result of this settlement, Silgan will record a charge in the second quarter of 2022 in the amount of the fine. Silgan will exclude this charge from its adjusted earnings per diluted share since it is a non-recurring, non-operational charge related to prior years. Silgan expects to pay the settlement amount during the fourth quarter of 2022.
* * *

Silgan is a leading supplier of sustainable rigid packaging solutions for consumer goods products with annual net sales of approximately $5.7 billion in 2021. Silgan operates 113 manufacturing facilities in North and South America, Europe and Asia. The Company is a leading worldwide supplier of dispensing and specialty closures for food, beverage, health care, garden, home, personal care, fragrance and beauty products. The Company is also a leading supplier of metal containers in North America and Europe for food and general line products. In addition, the Company is a leading supplier of custom containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended. Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2021 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.
* * *